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                                                                    EXHIBIT 6.2


                           NATIONAL CAPITAL MERCHANT GROUP, LTD.
                                 SUITE 61, GROSVENOR CLOSE
                             SHIRLEY STREET - P.O. BOX N-7521
                                     NASSAN, BAHAMAS

                           INVESTMENT BANKING SERVICES AGREEMENT

     This Financial Consultant Services Agreement (the "Agreement") is entered this 30th day of June, 1999 by and between NATIONAL CAPITAL MERCHANT GROUP, LTD. ("Consultant"), a Bahamian Corporation, and Nurescell, Inc.
(NUSL) OTC:BB ("Client"), a Nevada corporation, with reference to the following:

                                     RECITALS

     A. The Client desires to be assured of the association and services of the Consultant in order to avail itself of the Consultant's experience, skills, abilities, knowledge, and background to facilitate long range strategic planning, and to advise the Client in business and/or financial matters and is therefore willing to engage the Consultant upon the terms and conditions set forth herein.

     B. The Consultant agrees to be engaged and retained by the Client and upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. ENGAGEMENT. Client hereby engages Consultant on a non-exclusive basis, and Consultant hereby accepts the engagement to become a financial consultant to the Client and to render such advice, consultation, information, and services to the Directors and/or Officers of the Client regarding general financial and business matters including, but not limited to:

     A. Mergers and acquisitions advisory, reorganizations, reverse mergers, divestitures, due diligence studies, and capital sources
     B. Capital structures, banking methods and systems, financial transactions
     C.  Providing guidance and assistance in maximizing shareholder value
     D. Periodic reporting as to developments concerning the general financial markets and public securities markets and industry which may be of interest or concern to the Client or the Client's business
     E.  Broker/dealer and investment banking relations for Client

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     It shall be expressly understood that Consultant shall have no power to bind Client to any contract or obligation or to transact any business in Client's name or on behalf of Client in any manner.

     2. TERM. The term ("Term") of this Agreement shall commence on the date hereof and continue for twelve (12) months. However, either party may terminate this Agreement earlier upon fifteen (15) days written notice of termination. The Agreement may be extended upon agreement by both parties, unless or until the Agreement is terminated.

     3. COMPENSATION AND FEES. As consideration for Consultant entering into this Agreement, Client and Consultant shall agree to the following:

     A. An Engagement Fee ("Engagement Fee") of one hundred thousand dollars ($100,000), payable to the Consultant by issuing certificates representing an aggregate of twenty thousand (20,000) shares of common stock (the "Shares") at a price of $2.50 per share upon execution of this Agreement and an additional twenty thousand (20,000) shares due sixty (60) days after the execution of this Agreement if said Agreement is still in effect and has not been canceled. If Client determines that Consultant is not entitled to the second installment of twenty thousand (20,000) shares, Client shall be entitled to terminate this Agreement upon fifteen (15) days written notice with no further obligation to Consultant. The Shares, when issued to Consultant, will be duly authorized, validly issued and outstanding, fully paid and nonassessable and will not be subject to any liens or encumbrances.

     Securities shall be issued to Consultant in accordance with a mutually acceptable plan of issuance as to relieve securities or Consultant from restrictions upon transferability of shares in compliance with applicable registration provisions or exemptions.

     4. EXCLUSIVITY; PERFORMANCE; CONFIDENTIALITY. The services of Consultant hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of Client. Consultant shall be required to expend only such time as is necessary to service Client in a commercially reasonable manner. Consultant acknowledges and agrees that confidential and valuable information proprietary to Client and obtained during its engagement by the Client, shall not be, directly or indirectly, disclosed without the prior express written consent of the Client, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential.

     5. INDEPENDENT CONTRACTOR. In its performance hereunder, Consultant and its agents shall be an independent contractor. Consultant shall complete the services required hereunder according to his own means and methods of work, shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of Client, except as to the results of the work. Client acknowledges that

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nothing in this Agreement shall be construed to require Consultant to provide services to Client at any specific time, or in any specific place or manner. Payments to consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

     6. MISCELLANEOUS. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations. There are no third party beneficiaries of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.


                               "Client"

                               Signature:  /s/ ADRIAN JOSEPH
                                         ------------------------------------
                               Print with Title: ADRIAN JOSEPH
                                                 ----------------------------
                                                   PRESIDENT
                               Company: Nurescell, Inc.

                               "Consultant"

                               Signature: M. B. RILEY
                                         ------------------------------------
                               Print with Title:  M. Blaine Riley - director
                                                 ----------------------------
                               Company: National Capital Merchant Group, Ltd.


                      [Delivery Instructions on following page]

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